Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GEN RESTAURANT GROUP, INC.

(a Delaware corporation)

GEN RESTAURANT GROUP, INC., a corporation organized and existing under the provisions of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended from time to time, the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: The name of the corporation is GEN Restaurant Group, Inc. (the “Corporation”).

SECOND: The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on October 28, 2021 under the name “GEN Restaurant Group, Inc.”

THIRD: This Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”), which restates, integrates and amends the certificate of incorporation of the corporation as heretofore in effect, has been adopted by the corporation in accordance with Sections 242 and 245 of the DGCL and has been adopted by the consent of the stockholders of the corporation in accordance with Section 228 of the DGCL.

FOURTH: The text of the certificate of incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is GEN Restaurant Group, Inc.

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808-1674. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

STOCK

Section 4.1    Authorized Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 130,000,000, of which 70,000,000 shall be designated as Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), 50,000,000 shall be designated as Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and 10,000,000 shall be designated as Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

Section 4.2    Common Stock.

(a)    Voting Rights. Except as otherwise expressly provided herein or as required by the DGCL, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by the DGCL, each holder of shares of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and each holder of shares of Class B Common Stock shall be entitled to ten votes for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL. The holders of shares of Common Stock shall not have cumulative voting rights.

(b)    Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive dividends to the extent permitted by law when, as and if declared by the board of directors of the Corporation (the “Board of Directors”). Except as otherwise provided under this Certificate of Incorporation, dividends and other distributions shall not be declared or paid in respect of any shares of Class B Common Stock.

(c)    Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of shares of Class B Common Stock shall not be entitled to receive any assets upon the dissolution, liquidation or winding up of the Corporation.

Section 4.3    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article IV

(including any Preferred Stock Designation), the Board of Directors is hereby authorized to provide by resolution for, and to cause the filing of, a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers (including full, limited or no voting powers), preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4    No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.5    No Redemption; Retirement. The Common Stock is not redeemable. For each Class B Unit (as defined below) exchanged by a Class B Holder (as defined below) for a share of Class A Common Stock (or, at the Corporation’s election in its sole discretion, payment of the cash equivalent in respect thereof) on and subject to the terms and conditions contemplated by the Limited Liability Company Agreement of GEN Restaurant Companies, LLC (“GEN LLC”), as the same may be amended, modified, supplemented and/or restated from time to time (the “LLC Agreement”), one share of Class B Common Stock held by such Class B Holder shall automatically and without further action on the part of the Corporation or any Class B Holder be transferred to the Corporation for no consideration and be retired and restored to the status of an authorized but unissued share of Class B Common Stock of the Corporation.

Section 4.6    No Preemptive, Subscription or Conversion Rights. No holder of shares of Common Stock, solely by virtue of such holder’s status as such, shall be entitled to preemptive, subscription or conversion rights.

Section 4.7    Exchange.

(a)    GEN LLC has issued units designated as “Class B Units” (each, a “Class B Unit”) pursuant to the terms and subject to the conditions of the LLC Agreement. Each holder of Class B Units (including, for the avoidance of doubt, any permitted transferee of a Class B Unit in accordance with the terms of the LLC Agreement) is referred to herein as a “Class B Holder.”

(b)    Pursuant to and subject to the terms of the LLC Agreement, each Class B Holder has the right to surrender a Class B Unit to GEN LLC, together with the surrender of one share of Class B Common Stock held by such Class B Holder to the Corporation, in exchange for the issuance of one fully paid and nonassessable share of Class A Common Stock (or, at the Corporation’s election in its sole discretion, payment of the cash equivalent in respect thereof) on and subject to the terms and conditions set forth herein, including Section 4.5 above, and in the LLC Agreement.

Section 4.8    Retirement of Class B Common Stock. If any outstanding share of Class B Common Stock shall cease to be held by a concurrent Class B Holder, such share shall automatically and without further action on the part of the Corporation or any Class B Holder be transferred to the Corporation for no consideration and upon such transfer shall be automatically retired and restored to the status of an authorized but unissued share of Class B Common Stock of the Corporation.

Section 4.9    Further Issuances of Class B Common Stock. No shares of Class B Common Stock shall be issued at any time after the completion of the Corporation’s initial public offering, except (a) to a Class B Holder in a number necessary to maintain a one-to-one ratio between the number of Class B Units and the number of shares of Class B Common Stock outstanding or (b) for the issuance of shares of Class B Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction that affects proportionately all outstanding shares of Common Stock and is in accordance with the provisions of this Certificate of Incorporation.

Section 4.10    Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the exchange(s) of Class B Units, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the exchange of all outstanding Class B Units for shares of Class A Common Stock.

Section 4.11    Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Corporation will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Section 4.7, Section 4.10, this Section 4.11 or Section 4.12 (or adopt any provision inconsistent therewith), without first obtaining the approval of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by the DGCL, this Certificate of Incorporation or the Corporation’s Bylaws, as the same may be amended or restated from time to time (the “Bylaws”).

Section 4.12    Reclassifications, Mergers and Other Transactions.

(a)    If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall, concurrently therewith, be subdivided, combined, or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class B Common Stock, each of (i) and (ii) voting as separate classes. In the event of any such subdivision, combination or reclassification, the Corporation shall cause GEN LLC to make corresponding changes to the Class A Units and Class B Units to give effect to such subdivision, combination or reclassification.

(b)    The Corporation shall not consolidate, merge, combine or consummate any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each share of Class B Common Stock, together with one Class B Unit, shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, that the Class B Holder would have been entitled to receive had such share of Class B Common Stock, together with one Class B Unit, been exchanged into Class A Common Stock pursuant to the LLC Agreement immediately before such consolidation, merger, combination or other transaction (assuming for purposes of this determination that the Class B Holder was entitled to make such exchange). The consideration for each share of Class B Common Stock, together with one Class B Unit, shall be deemed to satisfy the immediately preceding sentence, so long as any differences in the kind and amount of stock or securities, cash and/or any other property are intended (as determined by the Board of Directors in good faith) to maintain the relative voting power of each share of Class B Common Stock relative to each share of Class A Common Stock; provided, further, that the foregoing provisions of this Section 4.12(b) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class B Common Stock, each of (i) and (ii) voting as separate classes.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1    Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), the Board of Directors shall consist of not fewer than three nor more than fifteen directors, the exact number to be determined from time to time solely by resolution of the Board of Directors.

Section 5.2    Classification; Vacancies and Newly Created Directorships.

(a)    Except as may be otherwise provided with respect to directors elected by the separate vote of the holders of one or more series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”), the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. The Board of Directors shall have the exclusive power to fix the number of directors in each class and assign members of the Board of Directors already in office to Class I, Class II or Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 5.2; Class II directors shall initially serve until the second annual meeting of stockholders following the initial effectiveness of this Section 5.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the initial effectiveness of this Section 5.2. Commencing with the first annual meeting of stockholders following the initial effectiveness of this Section 5.2, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), during such time as the Board of Directors is classified, the number of directors in each class shall be fixed solely by the Board of Directors (as determined solely by the Board of Directors).

(b)    Prior to any time that David Park and Jae Chang collectively cease to beneficially own (directly or indirectly) shares of Common Stock representing a majority of the combined voting power of the Common Stock (the “Triggering Event”), subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by the affirmative vote of (i) a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director or (ii) at least a majority of the voting power of the stock outstanding and entitled to vote thereon. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification.

(c)    After the Triggering Event, subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification.

(d)    No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(e)    Prior to the Triggering Event, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; provided, however, that whenever the holders of any class or series are entitled to elect one or more directors by this Certificate of Incorporation (including any Preferred Stock Designation), with respect to the removal without cause of a director or directors so elected, the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole shall apply.

(f)    After the Triggering Event, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon.

(g)    During any period when the holders of one or more series of Preferred Stock have the separate right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.3    Powers. Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.4    Election; Annual Meeting of Stockholders.

(a)    Written Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(b)    Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in or contemplated by the Bylaws.

(c)    Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

ARTICLE VI

STOCKHOLDER ACTION

Prior to the Triggering Event, except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote by consent in accordance with Section 228 of the DGCL.

After the Triggering Event, except with respect to actions required or permitted to be taken solely by holders of Preferred Stock pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time only by or at the direction of the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer with the concurrence of a majority of the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

ARTICLE VIII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE IX

AMENDMENT

Section 9.1    Amendment of the Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation; provided, however, that except as otherwise provided in this Certificate of Incorporation (including any provision of a Preferred Stock Designation that provides for a greater or lesser vote and subject to the proviso below) and in addition to any other vote required by law, the affirmative vote of the holders of at least 50% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision of this Certificate of Incorporation; provided, further, that upon a Triggering Event and at all times following such Triggering Event, the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision of this Certificate of Incorporation.

Section 9.2    Amendment of the Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, but subject to the terms of any series of

Preferred Stock then outstanding, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. Except as otherwise provided in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote) or the Bylaws, and in addition to any requirements of applicable law, the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of the Bylaws.

ARTICLE X

LIABILITY OF DIRECTORS AND OFFICERS

Section 10.1    No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer of the Corporation.

Section 10.2    Amendment or Repeal. Any amendment, repeal or elimination of this Article X, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article X, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination.

ARTICLE XI

FORUM FOR ADJUDICATION OF DISPUTES

Section 11.1    Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of this Article XI, internal corporate claims means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Section 11.2    Enforceability. If any provision of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed by a duly authorized officer of the Corporation, this 27th day of June, 2023.

GEN RESTAURANT GROUP, INC.

By:	/s/ David Kim
Name: David Kim
Title: Co-Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION